As filed with the U.S. Securities and Exchange Commission on May 18, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTEGRIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1941551
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

129 Concord Road, Billerica, MA	01821
(Address of Principal Executive Offices)	(Zip Code)

Entegris, Inc. Amended and Restated Employee Stock Purchase Plan

(Full title of the plan)

Sue Lee, Esq.

Senior Vice President, Secretary and General Counsel

Entegris, Inc.

129 Concord Road

Billerica, MA 01821

(978) 436-6500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share, to be issued under the Entegris, Inc. Amended and Restated Employee Stock Purchase Plan	2,000,000	$12.96	$25,920,000.00	$2,610.14

(1)	This registration statement on Form S-8 (this “Registration Statement”) covers shares of common stock of Entegris, Inc. (the “Registrant”), par value $0.01 per share (the “Common Stock”), that may be issued under the Entegris, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional indeterminable number of shares of Common Stock as may be required to be issued pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Common Stock on The Nasdaq Global Select Market on May 13, 2016.

EXPLANATORY NOTE

This Registration Statement is filed pursuant to General Instruction E to Form S-8 by Entegris, Inc., a Delaware corporation (the “Registrant”), to register 2,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), which shares are in addition to those previously registered on Form S-8 (File No. 333-53382) and on Form S-8 (File No. 333-203789) filed with the Securities and Exchange Commission (the “Commission”) on January 8, 2001 and May 1, 2015, respectively, for issuance pursuant to the Entegris, Inc. Amended and Restated Employee Stock Purchase Plan, which was approved by the stockholders of the Registrant on May 17, 2016. The Registrant incorporates herein by reference the contents of such previously filed Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference and shall be deemed to be a part of this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 29, 2016;

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above, including the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2016 filed with the Commission on April 28, 2016 and the Registrant’s current reports on Form 8-K filed with the Commission on February 26, 2016, March 11, 2016 and May 18, 2016;

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form S-3/A filed with the Commission on September 2, 2009 under the heading “Description of Capital Stock”, including any amendments and reports updating such description; and

(d)	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or that deregisters the distribution of all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and will be a part of this Registration Statement from the date such document is filed, except as to portions of any future Current Report on Form 8-K furnished under items 2.02, 7.01, and 9.01 of Form 8-K that are deemed not to be filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities has been passed upon by Sue Lee, Esq., Senior Vice President, Secretary and General Counsel of the Registrant. Mrs. Lee beneficially owns shares of Common Stock and is eligible to participate in the ESPP.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant’s certificate of incorporation provides that the corporation shall indemnify its directors to the full extent permitted by the laws of the State of Delaware. In addition, the Registrant’s bylaws provide for indemnification of the registrant’s officers and directors to the fullest extent permitted by applicable law.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

The Registrant has entered into indemnification agreements with its directors and certain of its executive officers providing for the indemnification of such director or executive officer, as applicable, to the extent legally permissible and the payment of expenses, including counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding in which such individual may be involved by reason of such individual being or having been a director or officer of the Registrant.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit

4.1	Entegris, Inc. Amended and Restated Employee Stock Purchase Plan, as amended and restated effective May 17, 2016

5.1	Opinion of Sue Lee, Senior Vice President, Secretary and General Counsel of the Registrant

23.1	Consent of Sue Lee, Senior Vice President, Secretary and General Counsel of the Registrant (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Entegris, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on May 18, 2016.

ENTEGRIS, INC.

By	/s/ Bertrand Loy
Bertrand Loy
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Bertrand Loy Bertrand Loy	President, Chief Executive Officer and Director (Principal executive officer)	May 18, 2016

/s/ Gregory B. Graves Gregory B. Graves	Executive Vice President, Chief Financial Officer & Treasurer (Principal financial officer)	May 18, 2016

/s/ Michael D. Sauer Michael D. Sauer	Vice President, Controller & Chief Accounting Officer (Principal accounting officer)	May 18, 2016

* Paul L.H. Olson	Director, Chairman of the Board	May 18, 2016

* Michael A. Bradley	Director	May 18, 2016

* Marvin D. Burkett	Director	May 18, 2016

* R. Nicholas Burns	Director	May 18, 2016

* Daniel W. Christman	Director	May 18, 2016

* James F. Gentilcore	Director	May 18, 2016

* James P. Lederer	Director	May 18, 2016

* Brian F. Sullivan	Director	May 18, 2016

*By	/s/ Sue Lee
Sue Lee, ATTORNEY-IN-FACT

EXHIBIT INDEX

Exhibit No.	Description

4.1	Entegris, Inc. Amended and Restated Employee Stock Purchase Plan, as amended and restated effective May 17, 2016

5.1	Opinion of Sue Lee, Senior Vice President, Secretary and General Counsel of the Registrant

23.1	Consent of Sue Lee, Senior Vice President, Secretary and General Counsel of the Registrant (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney